Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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October 31, 2013

Citigroup Global Markets Inc.

as Representative of the several Underwriters

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Re:	Citigroup Inc.—Sale of 59,800,000 Depositary Shares, Each Representing a 1/1,000th Interest in a Share of 6.875% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series K

Ladies and Gentlemen:

We have acted as special counsel to Citigroup Inc., a Delaware corporation (the “Company”), in connection with the Underwriting Agreement, dated October 24, 2013 (the “Underwriting Agreement”), between you, as representative of the several Underwriters named therein (the “Underwriters”), and the Company, relating to the sale by the Company to the Underwriters of up to 59,800,000 depositary shares (the “Depositary Shares”), representing an aggregate of 59,800 shares (the “Preferred Shares”) of the Company’s 6.875% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series K, par value $1.00 and $25,000 liquidation preference per share (the “Preferred Stock”). Of the 59,800,000 Depositary Shares, 52,000,000 Depositary Shares are firm shares (the “Firm Shares”) and up to 7,800,000 Depositary Shares are available at the Underwriters’ option to cover over- allotments (the “Option Shares”). The Firm Shares and the Option Shares are collectively referred to herein as the “Securities.” The Preferred Shares are to be deposited with Computershare Inc. and Computershare Trust Company, N.A.

Citigroup Global Markets Inc.

as Representative of the several Underwriters

October 31, 2013

(“Computershare Trust”) acting jointly as depositary (collectively, the “Depositary”), pursuant to the Deposit Agreement, dated October 31, 2013 (the “Deposit Agreement”), among the Company, the Depositary, Computershare Trust, as registrar and transfer agent, and the holders from time to time of receipts issued under the Deposit Agreement to evidence the Depositary Shares.

This opinion is being furnished to you pursuant to Section 8(b) of the Underwriting Agreement.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File No. 333-172562) of the Company, relating to preferred stock, depositary shares and other securities of the Company, filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2011 under the Securities Act of 1933 (the “Securities Act”) allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), and Pre-Effective Amendment No. 1 thereto, including information deemed to be part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated May 12, 2011 (the “Base Prospectus”), in the form filed by the Company with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(c) the prospectus supplement, dated October 24, 2013 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the offering of the Depositary Shares, in the form filed by the Company with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) an executed copy of the Underwriting Agreement;

(e) an executed copy of the Deposit Agreement;

(f) an executed certificate evidencing the 59,800 Preferred Shares registered in the name of Computershare Trust Company, N.A. (the “Preferred Stock Certificate”);

(g) an executed Receipt registered in the name of Cede & Co., relating to the Securities (the “Receipt”);

Citigroup Global Markets Inc.

as Representative of the several Underwriters

October 31, 2013

(h) the Certificate of Designations (the “Certificate of Designations”), as filed with the Secretary of State of the State of Delaware on October 30, 2013, designating the Preferred Stock and certified by such Secretary of State;

(i) an executed copy of a certificate of Michael J. Tarpley, Assistant Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(j) a copy of the Company’s Restated Certificate of Incorporation, as amended and in effect as of the date hereof, as certified by the Secretary of State of the State of Delaware;

(k) a copy of the Company’s By-laws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(l) a copy of certain resolutions of the Board of Directors of the Company, adopted on January 16, 2013 and certain resolutions of the Pricing Committee thereof, adopted on October 24, 2013, certified pursuant to the Secretary’s Certificate;

(m) a copy of a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware; and

(n) an executed copy of a written notice from you to the Company exercising the Underwriters’ option to purchase the Option Shares pursuant to Section 2(b) of the Underwriting Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the federal laws of the United States of America, and (iii) the General Corporation Law of the State of Delaware (the “DGCL”).

Citigroup Global Markets Inc.

as Representative of the several Underwriters

October 31, 2013

The Underwriting Agreement and the Deposit Agreement are referred to herein collectively as the “Transaction Agreements.” As used herein, “Organizational Documents” means those documents listed in paragraphs (j) and (k) above.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Company has the corporate power and authority to execute and deliver each of the Transaction Agreements and to consummate the issuance and sale of the Preferred Shares contemplated thereby under the DGCL.

2. Each of the Transaction Agreements has been duly authorized, executed and delivered by all requisite corporate action on the part of the Company under the DGCL.

3. The Deposit Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

4. The Preferred Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Preferred Stock Certificate is delivered to and paid for in accordance with the terms of the Underwriting Agreement, the 59,800 Preferred Shares will be validly issued, fully paid and nonassessable and free and clear of any preemptive rights or any similar rights arising under the DGCL or the Company’s Organizational Documents.

5. The execution and filing of the Certificate of Designations has been duly authorized by all requisite corporate action on the part of the Company under the DGCL and the Certificate of Designations has been duly executed under the DGCL and filed by the Company with the Secretary of State of the State of Delaware.

6. The Receipt, when issued under the Deposit Agreement in accordance with the provisions of the Deposit Agreement and upon payment by the Underwriters in accordance with the Underwriting Agreement, will be legally issued and will entitle the holder thereof to the rights specified in such Receipt and in the Deposit Agreement.

The opinions stated herein are subject to the following qualifications:

(a) the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

Citigroup Global Markets Inc.

as Representative of the several Underwriters

October 31, 2013

(b) except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to any of the Transaction Agreements with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to any of the Transaction Agreements;

(c) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates (other than with respect to the Company to the extent necessary to render the opinions set forth herein);

(d) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(e) we do not express any opinion with respect to any securities, antifraud, derivatives or commodities laws, rules or regulations or Regulations T, U or X of the Board of Governors of the Federal Reserve System;

(f) we do not express any opinion as to the enforceability of any rights to indemnification or contribution that may be violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

(g) in rendering the opinion set forth in paragraph 4 above, we have assumed that the certificate evidencing the 59,800 Preferred Shares was manually signed by one of the authorized officers of the transfer agent and registrar for the Preferred Stock and registered by such transfer agent and registrar; and

(h) in rendering the opinion set forth in paragraph 6 above, we have assumed that the Receipt evidencing the Securities was manually signed by one of the authorized officers of the depositary, transfer agent and registrar for the Depositary Shares and registered by such depositary, transfer agent and registrar.

In addition, in rendering the foregoing opinions we have assumed that:

(a) neither the execution and delivery by the Company of the Transaction Agreements nor the consummation by the Company of the issuance and sale of the

Citigroup Global Markets Inc.

as Representative of the several Underwriters

October 31, 2013

Preferred Shares contemplated thereby: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to those laws, rules and regulations as to which we express our opinion herein); and

(b) neither the execution and delivery by the Company of the Transaction Agreements nor the consummation by the Company of the issuance and sale of the Preferred Shares contemplated thereby requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

This opinion is furnished only to you as representative of the Underwriters and is solely for the Underwriters’ benefit in connection with the closing occurring today and the offering of the Securities, in each case pursuant to the Underwriting Agreement. Without our prior written consent, this opinion may not be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by, or assigned to, any other person for any purpose, including any other person that acquires any Preferred Shares or Depositary Shares or that seeks to assert the rights of an Underwriter in respect of this opinion (other than an Underwriter’s successor in interest by means of merger, consolidation, transfer of a business or other similar transaction); provided, however, that the opinions expressed in paragraphs 2, 3, 4 and 6 above (subject to the assumptions, qualifications, exceptions and limitations contained herein) may be relied upon by Computershare Inc. and Computershare Trust Company, N.A. in their capacity as Depositary.

Very truly yours,